Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aziyo Biologics, Inc. of our report dated March 8, 2022, except with respect to the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 2, as to which the date is August 31, 2022, relating to the financial statements, which appears in Aziyo Biologics, Inc.'s Current Report on Form 8-K dated August 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 31, 2022